SECURITIES AND EXCHANGE  COMMISSION
                            Washington, D.C. 20549


                                 FORM 8-K

                              CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of
                 the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)         December 4, 1997


                     Northern States Power Company
           (Exact name of registrant as specified in its charter)


                         Wisconsin
             (State or other jurisdiction of incorporation)


              1-3140                            39-0508315
     (Commission File Number)             (IRS Employer Identification No.)


     100 North Barstow, Eau Claire, WI                 54703
(Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code     715-839-2416

(Former name or former address, if changed since last report)



Item 5.   Other Events



On December 4, 1997, Northern States Power Company, a Wisconsin corporation announced an agreement to purchase Natural Gas Inc. of New Richmond, Wisconsin. The companies have filed an application with the Public Service Commission of Wisconsin, and expect to receive approval for the transaction in spring 1998. Other details are contained in the news release attached hereto as Exhibit 99.01.

Item 7.   Financial Statements and Exhibits

(c)  EXHIBITS

Exhibit
  No.          Description

 99.01 December 4, 1997 News Release from Northern States Power Company (Wisconsin)


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     Northern States Power Company
                                      (a Wisconsin Corporation)



                                      By /s/
                                      John P. Moore, Jr.
                                      Corporate Secretary

Dated: December 19, 1997


EXHIBIT INDEX


Method of            Exhibit
 Filing                No.            Description

DT                    99.01    December 4, 1997 News Release from Northern
                               States Power Company (Wisconsin)

DT = Filed electronically with this direct transmission.

For more information:

Brian Elwood, Communications Specialist      December 4, 1997
Eau Claire, Wis. (715) 839-2577              FOR IMMEDIATE RELEASE


NSP TO ACQUIRE NATURAL GAS, INC.

     Northern States Power Company-Wisconsin (NSPW), a wholly owned subsidiary of Northern States Power Company-Minnesota (NSPM), has agreed to purchase Natural Gas, Incorporated (NGI) of New Richmond, Wis. "We are very excited to be a part of New Richmond," said John Noer, president and CEO, NSP-Wisconsin. "We are committed to continuing the same high level of customer service in New Richmond as we do in the other communities we serve."
     To obtain approval, NSPW and NGI will file an application with the Wisconsin Public Service Commission (PSC). The transaction is subject to final approval by the PSC.
     "This is a very strong community in a growing area," said Mike Gregerson, vice president, Customer Service, NSP-Wisconsin. New Richmond is located in St. Croix County - the fastest growing county in Wisconsin in 1996 with a 15 percent growth rate.
     NGI, founded in 1962, serves 1900 natural gas customers in New Richmond and has revenues of $2.3 million. NGI is privately owned by the O'Connell Family Limited Partnership. The companies will file applications and expect to receive approval during the spring of 1998.

All current NGI employees will be offered positions with NSP.

-NSPW-